Filed Pursuant to Rule 433

Registration No. 333-202524

June 14, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

ETF Underlying Supplement dated March 5, 2015)

Linked to the Least Performing of the iShares® NASDAQ Biotechnology ETF, the Financial Select Sector SPDR® Fund, and the Technology Select Sector SPDR® Fund

►	Quarterly contingent coupon payments at a rate of at least 2.50% (equivalent to at least 10.00% per annum) (to be determined on the Pricing Date), payable if the closing price of each Underlying on the applicable coupon observation date is greater than or equal to 75% of its initial price

►	Callable quarterly at the principal amount plus the applicable contingent coupon on or after September 20, 2017 if the closing price of each Underlying is at or above its initial price

►	If the Notes are not called and the Least Performing Underlying declines by more than 25.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount

►	Approximately 2 years maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-24 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $950.00 and $990.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-24 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximately 2 years, if not called prior to maturity.
Reference Asset	The iShares® NASDAQ Biotechnology ETF (NYSE symbol: IBB), the Financial Select Sector SPDR® Fund (NYSE symbol: XLF), and the Technology Select Sector SPDR® Fund (NYSE symbol: XLK) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Initial Level on any Call Observation Date on or after September 20, 2017.(2)
In that case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date[2]
Contingent Coupon Rate	At least 2.50% per quarter (equivalent to at least 10.00% per annum) (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on a Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on a Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	With respect to each Underlying, 75% of its Initial Price
Barrier Price	With respect to each Underlying, 75% of its Initial Price
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of each Underlying is greater than or equal to -25.00%:

A cash payment of $1,000 + final Contingent Coupon

■ If the Reference Return of any Underlying is less than -25.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).
If the Notes are not automatically called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying, Final Price – Initial Price Initial Price
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	June 20, 2017
Pricing Date	June 20, 2017
Original Issue Date	June 23, 2017
Final Valuation Date(3)	June 20, 2019
Maturity Date(3)	June 25, 2019
CUSIP/ISIN	40435FAD9/US40435FAD96

(1) As more fully described on page FWP-4.

(2) See page FWP-4 for Call Observation Dates, Call Payment Dates, Coupon Observation Dates and Coupon Payment Dates.

(3) Subject to postponement as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

The Notes

The Notes may be suitable for investors who believe that the price of the Underlyings will not decrease significantly over the term of the Notes. So long as the Official Closing Price of each Underlying on a Coupon Observation Date is greater than or equal to its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of each Underlying is at or above its Initial Price on any Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Price of each Underlying is greater than or equal to its Barrier Price, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not automatically called and the Final Price of any Underlying is less than its Barrier Price, you will lose 1% of your principal for every 1% decline in price of that Least Performing Underlying. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons, your return on the Notes will be negative.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called, whether the Official Closing Price of each Underlying on a Coupon Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price. If your Notes are not automatically called, you will lose some or all of your Principal Amount at maturity if the Final Price of the Least Performing Underlying is less than its Barrier Price. Even with any Contingent Coupons, your return on the Notes will be negative.

Information about the Underlyings

The iShares® NASDAQ Biotechnology ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index®.

The Financial Select Sector SPDR® Fund is an exchange-traded fund incorporated in the USA. The fund's objective is to provide investment results that, before fees and expenses, correspond to the performance of the Financial Select Sector Index. The underlying index includes financial services firms whose business' range from investment management to commercial & business banking.

The Technology Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index The underlying index measures the performance of the technology sector of the U.S. equity market.

The graphs above illustrate the performance of the Underlyings from January 1, 2008 through June 13, 2017. Past performance is not necessarily an indication of future results. For further information on the Underlyings, please see “Information Relating to the Underlyings” beginning on page FWP-17 and “The Financial Select Sector SPDR® Fund” beginning on page S-10 of the ETF Underlying Supplement. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

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HSBC USA Inc. Autocallable Contingent Income Barrier Notes

This free writing prospectus relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the iShares® NASDAQ Biotechnology ETF, the Financial Select Sector SPDR® Fund, and the Technology Select Sector SPDR® Fund. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The iShares® NASDAQ Biotechnology ETF (NYSE symbol: IBB), the Financial Select Sector SPDR® Fund (NYSE symbol: XLF), and the Technology Select Sector SPDR® Fund (NYSE symbol: XLK) (each an “Underlying” and together the “Underlyings”)
Trade Date:	June 20, 2017
Pricing Date:	June 20, 2017
Original Issue Date:	June 23, 2017
Final Valuation Date:	June 20, 2019, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be June 25, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	If the Official Closing Price of each Underlying is at or above its Initial Price on any Call Observation Date up to and including June 20, 2019, the Notes will be automatically called, and you will receive the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Observation Dates:	September 20, 2017, December 20, 2017, March 20, 2018, June 20, 2018, September 20, 2018, December 20, 2018, March 20, 2019 and the Final Valuation Date, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Call Payment Dates:	September 25, 2017, December 26, 2017, March 23, 2018, June 25, 2018, September 25, 2018, December 26, 2018 and March 25, 2019, each subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Coupon Observation Dates:	September 20, 2017, December 20, 2017, March 20, 2018, June 20, 2018, September 20, 2018, December 20, 2018, March 20, 2019 and the Final Valuation Date, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Coupon Payment Dates:	September 25, 2017, December 26, 2017, March 23, 2018, June 25, 2018, September 25, 2018, December 26, 2018, March 25, 2019 and the Maturity Date, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Contingent Coupon Rate:	At least 2.50% per quarter (equivalent to at least 10.00% per annum) (to be determined on the Pricing Date)

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Contingent Coupon:

If the Official Closing Price of each of the Underlyings is greater than or equal to its Coupon Trigger on a Coupon Observation Date, you will receive the relevant Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on a Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupons over the term of the Notes.

Coupon Trigger:	With respect to each Underlying, 75% of its Initial Price.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of each Underlying is greater than or equal to -25.00%:

$1,000 + final Contingent Coupon.

■ If the Reference Return of any Underlying is less than -25.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not automatically called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Barrier Price:	With respect to each Underlying, 75% of its Initial Price.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Official Closing Price:	With respect to each Underlying, its closing price on any scheduled trading day as determined by the calculation agent based upon the value displayed on the relevant Bloomberg Professional® service page (with respect to IBB, “IBB UP <EQUITY>”, with respect to XLF, “XLF UP <EQUITY>”, and with respect to XLK, “XLK UP <EQUITY>”) or, for each Underlying, any successor page on the Bloomberg Professional® service or any successor service, as applicable, subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
CUSIP/ISIN:	40435FAD9/US40435FAD96
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any of the Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each of the Underlyings is at or above its Initial Price on any Call Observation Date. If the Notes are automatically called, investors will receive on the corresponding Call Payment Date, a cash payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Coupon Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Recipients of Interest Payments” on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 10.00% per annum (at least $25.00 per $1,000 in Principal Amount per quarter, if payable) (to be determined on the Pricing Date).

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of each Underlying is greater than or equal to -25.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of any Underlying is less than -25.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not automatically called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuers

With respect to the IBB, iShares, Inc. is the Reference Issuer. With respect to the XLF and XLK, SSgA Funds Management, Inc. is the Reference Issuer.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶   You believe that the Official Closing Price of each Underlying will be at or above its Coupon Trigger on most or all of the Coupon Observation Dates, and the Final Price of the Least Performing Underlying will be at or above its Barrier Price.

▶   You are willing to accept that the quarterly Contingent Coupon (at a rate of at least 10% per annum, to be determined on the Pricing Date) is contingent and is payable only if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

▶   You do not seek an investment that provides an opportunity to participate in the appreciation the Underlyings.

▶   You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not automatically called and the Reference Return of the Least Performing Underlying is less than -25%.

▶   You are willing to lose up to 100% of the Principal Amount.

▶   You are willing to hold the Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise willing to hold the Notes to maturity.

▶   You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on the Underlyings or the securities held by the Underlyings.

▶   You do not seek an investment for which there will be an active secondary market.

▶   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶   You believe that the Official Closing Price of at least one Underlying will be below its Coupon Trigger on most or all of the Coupon Observation Dates and the Final Price of the Least Performing Underlying will be below its Barrier Price.

▶   You believe that the Contingent Coupons, if payable, will not provide you with your desired return.

▶   You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶   You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not automatically called and the Reference Return of the Least Performing Underlying is less than -25%.

▶   You seek an investment that provides full return of principal at maturity.

▶   You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶   You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Underlyings or the securities held by the Underlyings.

▶   You seek an investment for which there will be an active secondary market.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Underlyings or the securities held by the Underlyings. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to the Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that if the Notes are not automatically called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will be exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis, and the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons, your return on the Notes will be negative.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of any Underlying on a Coupon Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of at least one Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of the Underlyings.

Whether the Notes are called or held to maturity, the maximum payments on the Notes will be the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the prices of the Underlyings, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings or the securities held by the Underlyings during the term of the Notes.

You are exposed to the market risk of all of the Underlyings, with respect to both the Contingent Coupons, if any, and the payment at maturity, if any.

Your return on the Notes is not linked to a basket consisting of the 3 Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the Underlyings. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlyings. To receive any Contingent Coupons, each Underlying must close at or above its Coupon Trigger on the applicable Coupon Observation Date. In addition, if the price of any Underlying has decreased below its Barrier Price as of the Final Valuation Date, you will be fully exposed to the decrease in the Least Performing Underlying on a 1-to-1 basis, even if the other Underlyings have appreciated. Under this scenario, the payment at maturity will be less than 75% of the Principal Amount and could be zero. Accordingly, your investment is subject to the market risk of each of the Underlyings.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With 3 Underlyings, it is more likely that one or more of the Underlyings will close below its respective Coupon Trigger on any Coupon Observation Date (including the Final Valuation Date) and below its respective Barrier Price on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its initial price on a quarterly Coupon

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Observation Date in order for the Notes to be called prior to maturity, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 5 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such

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discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the prices of the Underlyings at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of any Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Observation Date but then decreases on that Coupon Observation Date to a price that is less than its Coupon Trigger, the Contingent Coupon will not be payable for that Coupon Observation Date. Similarly, if the Notes are not called, even if the price of the Least Performing Underlying is greater than or equal to its Barrier Price during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than its Barrier Price, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the price of the Least Performing Underlying prior to such decrease. Although the actual prices of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective prices on the Coupon Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the applicable Coupon Observation Dates.

Higher Contingent Coupon Rates or lower Barrier Prices are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the price of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the price of that Underlying could close below their respective Barrier Price on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Price or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Price may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The price of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

The performance and market value of an Underlying during periods of market volatility may not correlate with the performance of its Underlying Index as well as its net asset value per share.

During periods of market volatility, securities underlying an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Underlying and its liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of that Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of that Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of an Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your Payments on the Notes.

Industry concentration risk and the risk associated with investments in particular sectors.

The securities held by the Underlyings operate in a limited number of industries. As a result, the return on the Underlyings may be lower, and more volatile, than that of an index fund which invests in a broader range of companies. In addition, the IBB, the XLF and the XLK invest in companies in the healthcare, financial and technology sectors, respectively, each of which has particular risks that can affect the prices of the Underlyings and, in turn, the return on the Notes.

Changes that affect an Underlying or its underlying index may affect the price of that Underlying and the market value of the Notes and the amount you will receive on the Notes.

The policies of the Reference Issuer of an Underlying or the index sponsor of its underlying index, concerning additions, deletions and substitutions of the constituents comprising that Underlying or its Underlying Index, as applicable, and the manner in which the Reference Issuer or the index sponsor takes account of certain changes affecting those constituents held by an Underlying or included in its Underlying Index may affect the price of that Underlying. The policies of the Reference Issuer or the index sponsor with respect to the

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calculation of an Underlying or its Underlying Index, as applicable, could also affect the price of that Underlying. The Reference Issuer or the index sponsor may discontinue or suspend calculation or dissemination of an Underlying or its Underlying Index, as applicable. Any such actions could affect the price of an Underlying and the value of the Notes.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Least Performing Underlying relative to its Initial Price. We cannot predict the Official Closing Price of any of the Underlyings on any Coupon Observation Date or Call Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any of the Underlyings or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given certain hypothetical prices of the Least Performing Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Price of each Underlying:	$100.00*
▶	Hypothetical Barrier Price of each Underlying:	$75.00, 75% of the Initial Price
▶	Hypothetical Coupon Trigger of each Underlying:	$75.00, 75% of the Initial Price
▶	Hypothetical Contingent Coupon Rate:	10.00% per annum (2.50% for each quarter in which it is payable). The actual Contingent Coupon Rate will be at least 10.00% per annum and will be determined on the Pricing Date. If the Official Closing Price of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $200.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Price of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Price of any Underlying. The actual Initial Price of each Underlying will be set forth in the final pricing supplement to which this free writing prospectus relates.

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Summary of the Examples

	Notes Are Called on a Coupon Observation Date	Notes Are Not Called on Any Coupon Observation Date
	Example 1	Example 2	Example 3
Initial Price of each Underlying	$100.00	$100.00	$100.00
Barrier Price of each Underlying	$75.00	$75.00	$75.00
Coupon Trigger of each Underlying	$75.00	$75.00	$75.00
Official Closing Price / Percentage Change of the Least Performing Underlying on the First Coupon Observation Date	$85.00/-15.00%	$70.00/-30.00%	$70.00/-30.00%
Official Closing Price / Percentage Change of the Least Performing Underlying on the Second Coupon Observation Date	$90.00/-10.00%	$85.00/-15.00%	$70.00/-30.00%
Official Closing Price / Percentage Change of the Least Performing Underlying on the Third Coupon Observation Date	$105.00/5.00%	$75.00/-25.00%	$65.00/-35.00%
Official Closing Price / Percentage Change of the Least Performing Underlying on the Fourth Coupon Observation Date	N/A	$70.00/-30.00%	$70.00/-30.00%
Official Closing Price / Percentage Change of the Least Performing Underlying on the Fifth Coupon Observation Date	N/A	$70.00/-30.00%	$70.00/-30.00%
Official Closing Price / Percentage Change of the Least Performing Underlying on the Sixth Coupon Observation Date	N/A	$75.00/-25.00%	$65.00/-35.00%
Official Closing Price / Percentage Change of the Least Performing Underlying on the Seventh Coupon Observation Date	N/A	$85.00/-15.00%	$70.00/-30.00%
Official Closing Price / Percentage Change of the Least Performing Underlying on the Final Valuation Date	N/A	$80.00/-20.00%	$65.00/-35.00%
Contingent Coupon Payment Amounts over the Term of the Notes	3 x $25.00 = $75.00	5 x $25.00 = $125.00	0 x $25.00 = $0.00
Principal Amount Payment if Notes are Called	$1,000	N/A	N/A
Principal Amount Payment at Maturity	N/A	$1,000	$1,000 + $1,000 x -35.00% = $650.00
Return of the Notes	7.50%	12.50%	-35.00%

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Example 1—The Official Closing Price of each Underlying on the third Coupon Observation Date is greater than or equal to its Initial Price and each Underlying closed at or above its Coupon Trigger on the two prior Coupon Observation Dates.

Underlying	Initial Price	Final Price
IBB	$100.00	$130.00 (130.00% of Initial Price)
XLF	$100.00	$120.00 (120.00% of Initial Price)
XLK	$100.00	$105.00 (105.00% of Initial Price)

The XLK is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	5.00%
Payment upon the call:	$1,025.00

Because the Official Closing Price of each Underlying on the third Coupon Observation Date is at or above its Initial Price, the Notes will be called and you will receive $1,025.00 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $50.00 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,075.00 per Note, resulting in a 7.50% return on the Notes.

Example 2— The Notes are not called, the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price, and the Least Performing Underlying closed at or above its Coupon Trigger on four of the seven Coupon Observation Dates prior to the Final Valuation Date.

Underlying	Initial Price	Final Price
IBB	$100.00	$80.00 (80.00% of Initial Price)
XLF	$100.00	$85.00 (85.00% of Initial Price)
XLK	$100.00	$90.00 (90.00% of Initial Price)

The IBB is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-20.00%
Final Settlement Value:	$1,025.00

Because the Notes are not called and the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $25.00 = $1,025.00

When added to the previous four Contingent Coupon payments of $100.00 received in respect of prior Coupon Observation Dates, we will have paid you a total of $1,125.00 per Note, resulting in a 12.50% return on the Notes.

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Example 3— The Notes are not called, the Final Price of the Least Performing Underlying is less than its Barrier Price, and the Least Performing Underlying did not close at or above its Coupon Trigger on any Coupon Observation Date.

Underlying	Initial Price	Final Price
IBB	$100.00	$65.00 (65.00% of Initial Price)
XLF	$100.00	$85.00 (85.00% of Initial Price)
XLK	$100.00	$90.00 (90.00% of Initial Price)

The IBB is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-35.00%
Final Settlement Value:	$650.00

Because the Notes are not called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will receive $650.00 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 x -35.00%) = $650.00

Because there was no Contingent Coupon payable in respect of the prior Coupon Observation Dates, we will pay you a total of $650.00, resulting in a -35.00% return on the Notes.

If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will be exposed to any decrease in the price of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of the iShares® NASDAQ Biotechnology ETF

The iShares® Nasdaq Biotechnology ETF (the “IBB”) is an investment portfolio maintained and managed by BlackRock Fund Advisors (“BFA”). The IBB trades on the NASDAQ Stock Market (“NASDAQ”) under the ticker symbol “IBB.” The inception date of the iShares® Nasdaq Biotechnology ETF is February 5, 2001.

Information provided to or filed with the SEC by the iShares Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 930667 through the SEC’s website at http://www.sec.gov. Additional information about BFA and IBB may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information.

The IBB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index® (the “Underlying Index”). The IBB typically earns income from dividends from securities held by the IBB. These amounts, net of expenses and taxes (if applicable), are passed along to the IBB’s shareholders as “ordinary income.” In addition, the IBB realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the return of the IBB will be calculated based only on the share price of the IBB, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the IBB or any equivalent payments. The returns of the IBB may be affected by certain management fees and other expenses, with are detailed in its prospectus.

The information above was compiled from the iShares® website. We have not independently investigated the accuracy of that information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this document.

The Underlying Index

The Underlying Index is calculated, published and disseminated by OMX, and is designed to measure the performance of NASDAQ-listed companies that are classified according to the Industry Classification Benchmark as either biotechnology or pharmaceuticals which also meet other eligibility criteria determined by OMX. We have derived all information relating to the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of and is subject to change by, OMX. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. OMX has no obligation to continue to publish, and may discontinue or suspend the publication of the Underlying Index at any time.

The Underlying Index is calculated under a modified capitalization-weighted methodology. On November 1, 1993, the Underlying Index began with a base of 200.00. To be eligible for inclusion in the Underlying Index, a security must be listed on The NASDAQ Stock Market. Eligibility for the Underlying Index is limited to specific security types only. The security types eligible for the Underlying Index include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests. Securities must meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the issuer of the security must be classified according to the Industry Classification Benchmark as either Biotechnology or Pharmaceuticals;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have a market capitalization of at least $200 million;

•	the security must have an average daily trading volume of at least 100,000 shares;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the Underlying Index;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

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Annual Evaluation

The securities composing the Underlying Index are evaluated annually in December. Securities currently within the Underlying Index must continue to meet the above eligibility criteria. The securities included in the Underlying Index not meeting the maintenance criteria are removed. Index-eligible securities not currently in the Underlying Index are added. Generally, the list of additions and deletions is publicly announced with a press release in early December. If at any time during the year other than at the review a security in the Underlying Index no longer meets the criteria or is otherwise determined to have become ineligible, the security is removed from the Underlying Index and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities in the Underlying Index are monitored by OMX with respect to changes in total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuance, or other corporate actions. OMX has adopted the following weight adjustment procedures with respect to such changes. Changes in total shares outstanding arising from stock splits, stock dividends, or spin-offs are generally made to the Underlying Index on the evening prior to the effective date of such corporate action. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the index share weights for such securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities.

Index Rebalancing

The Underlying Index employs a modified market capitalization weighting methodology. At each quarter, the Underlying Index is rebalanced such that the maximum weight of any security in the Underlying Index does not exceed 8% and no more than 5 securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities. If after redistribution, any of the 5 highest ranked securities are weighted below 8%, these securities are not capped. Next, any remaining securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each security in the Underlying Index, using the last sale price of the security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding. The index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the Underlying Index and dividing the modified market capitalization for each security in the Underlying Index by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

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Historical Performance of the iShares® Nasdaq Biotechnology ETF

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the Relevant Exchange, of this Underlying for each quarter in the period from January 1, 2008 through June 13, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Underlying should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	83.25	69.85	76.07	December 31, 2012	147.18	128.46	137.04
June 30, 2008	80.93	75.87	76.88	March 28, 2013	159.84	137.04	159.84
September 30, 2008	90.17	76.88	80.96	June 28, 2013	186.18	159.47	173.72
December 31, 2008	80.96	60.39	70.32	September 30, 2013	211.22	173.72	209.60
March 31, 2009	74.45	59.08	66.35	December 31, 2013	227.36	194.50	226.94
June 30, 2009	72.98	63.27	72.76	March 31, 2014	273.28	223.85	236.41
September 30, 2009	83.71	69.35	81.20	June 30, 2014	256.84	215.37	256.84
December 31, 2009	82.40	73.11	81.83	September 30, 2014	279.13	243.08	273.39
March 31, 2010	93.30	81.64	90.90	December 31, 2014	316.93	255.27	303.39
June 30, 2010	92.72	77.52	77.52	March 31, 2015	366.51	300.50	343.50
September 30, 2010	87.02	75.68	86.24	June 30, 2015	383.24	333.67	369.32
December 31, 2010	94.72	85.73	93.42	September 30, 2015	398.00	289.32	302.20
March 31, 2011	100.19	92.67	100.19	December 31, 2015	343.11	298.47	338.55
June 30, 2011	109.53	100.19	106.52	March 31, 2016	338.55	243.48	260.33
September 30, 2011	109.63	84.74	93.23	June 30, 2016	288.52	241.33	257.74
December 30, 2011	104.40	89.03	104.40	September 30, 2016	299.78	257.74	288.79
March 30, 2012	124.01	104.40	123.41	December 31, 2016	292.64	247.57	265.55
June 29, 2012	129.99	117.75	129.99	March 31, 2017	302.74	265.55	293.09
September 28, 2012	144.71	129.40	142.59	June 13, 2017*	299.05	284.64	294.04

* This free writing prospectus includes information for the second calendar quarter of 2017 for the period from April 1, 2017 through June 13, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2017.

The graph below illustrates the daily performance of this Underlying from January 1, 2008 through June 13, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of this Underlying is not indicative of its future performance.

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Description of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund

The Select Sector SPDR® Trust is a registered investment company that consists of eleven separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the XLF and the XLK. Each Select Sector SPDR® Fund is an Index Fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (together, the “Select Sector Indices”). The companies included in each Select Sector Index are selected on the basis of the Global Industry Classification Standard from a universe of companies defined by the S&P 500® Index (the “SPX”). The Select Sector Indices upon which the Select Sector SPDR® Funds are based, together, comprise all of the companies in the SPX. Additional information about how each of the Select Sector Indices is determined and calculated can be found in the section “The Financial Select Sector SPDR® Fund” beginning on page S-10 of the ETF Underlying Supplement, and is applicable to each of the XLF and the XLK, except as discussed in this section.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

The Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund (the “XLF”) trades on the NYSE Arca, Inc. (“NYSE”) under the ticker symbol “XLF.”

The XLF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. The Financial Select Sector Index measures the performance of the financial sector of the U.S. equity market. The Financial Select Sector Index is composed of companies whose primary line of business is directly associated with the financial sector.

The Financial Select Sector Index includes stocks from the GICS financials sector excluding real estate but keeping mortgage REITS. The GICS financials sector includes companies from the following industries: banking, thrifts & mortgage finance, specialized finance, consumer finance, asset management and custody banks, investment banking and brokerage, insurance, real estate companies and REITs. As of May 31, 2017, the Financial Select Sector Index is one of eleven Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in the index is a constituent company of the S&P 500® Index; and (2) the index is calculated by S&P Dow Jones Indices LLC (“SPDJI”) based on methodology proprietary to the SPDJI and BofA Merrill Lynch Research using a “modified market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Internal Revenue Code of 1986, as amended. As of May 31, 2017, the index was composed of 74 stocks.

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Historical Performance of the Financial Select Sector SPDR® Fund

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the Relevant Exchange, of this Underlying for each quarter in the period from January 1, 2008 through June 13, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Underlying should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	23.95	19.00	20.18	December 31, 2012	13.55	12.31	13.32
June 30, 2008	22.47	16.40	16.40	March 28, 2013	15.00	13.32	14.77
September 30, 2008	18.38	13.95	16.21	June 28, 2013	16.38	14.48	15.83
December 31, 2008	16.71	7.62	10.25	September 30, 2013	16.95	15.76	16.18
March 31, 2009	10.30	5.03	7.15	December 31, 2013	17.75	15.89	17.75
June 30, 2009	10.57	7.15	9.72	March 31, 2014	18.25	16.67	18.14
September 30, 2009	12.46	9.01	12.13	June 30, 2014	18.60	17.28	18.47
December 31, 2009	12.76	11.38	11.68	September 30, 2014	19.33	17.99	18.81
March 31, 2010	13.01	11.09	12.97	December 31, 2014	20.33	17.90	20.08
June 30, 2010	13.84	11.21	11.21	March 31, 2015	20.08	18.68	19.58
September 30, 2010	12.25	10.91	11.65	June 30, 2015	20.52	19.56	19.80
December 31, 2010	13.00	11.64	12.95	September 30, 2015	20.77	18.09	18.40
March 31, 2011	13.97	12.92	13.33	December 31, 2015	20.16	18.40	19.31
June 30, 2011	13.56	11.94	12.45	March 31, 2016	19.31	15.99	18.28
September 30, 2011	12.71	9.36	9.61	June 30, 2016	19.36	17.42	18.54
December 30, 2011	11.41	9.16	10.56	September 30, 2016	19.95	18.17	19.30
March 30, 2012	12.97	10.56	12.81	December 31, 2016	23.75	19.21	23.25
June 29, 2012	12.92	10.86	11.87	March 31, 2017	25.24	22.95	23.73
September 28, 2012	13.22	11.55	12.67	June 13, 2017*	24.49	22.90	24.47

* This free writing prospectus includes information for the second calendar quarter of 2017 for the period from April 1, 2017 through June 13, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2017.

The graph below illustrates the daily performance of this Underlying from January 1, 2008 through June 13, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of this Underlying is not indicative of its future performance.

FWP-21

Technology Select Sector SPDR® Fund (“XLK”)

The Technology Select Sector SPDR® Fund trades on the NYSE under the ticker symbol “XLK.”

The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index. The Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The Technology Select Sector Index is composed of companies whose primary line of business is directly associated with the technology sector.

The Technology Select Sector Index includes companies from the following industries: computers & peripherals; software; diversified telecommunication services; communications equipment; semiconductors & semiconductor equipment; internet software & services; IT services; electronic equipment, instruments & components; wireless telecommunication services; and office electronics. As of May 31, 2017, the Technology Select Sector Index is one of eleven Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in the index is a constituent company of the S&P 500® Index; and (2) the index is calculated by SPDJI based on methodology proprietary to the SPDJI and BofA Merrill Lynch Research using a “modified market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Internal Revenue Code of 1986, as amended. As of May 31, 2017, the index was composed of 73 stocks.

FWP-22

Historical Performance of the Technology Select Sector SPDR® Fund

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the Relevant Exchange, of this Underlying for each quarter in the period from January 1, 2008 through June 13, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Underlying should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	26.62	21.78	22.50	December 31, 2012	31.05	27.62	28.95
June 30, 2008	25.43	22.50	22.88	March 28, 2013	30.43	28.95	30.27
September 30, 2008	23.70	19.07	19.80	June 28, 2013	32.20	29.31	30.59
December 31, 2008	19.80	13.20	15.41	September 30, 2013	32.80	30.59	32.03
March 31, 2009	16.31	13.22	15.62	December 31, 2013	35.74	31.53	35.74
June 30, 2009	18.43	15.62	18.17	March 31, 2014	36.65	34.09	36.35
September 30, 2009	20.99	17.34	20.87	June 30, 2014	38.42	35.20	38.35
December 31, 2009	23.13	20.25	22.87	September 30, 2014	40.60	38.35	39.91
March 31, 2010	23.26	20.84	23.09	December 31, 2014	42.49	37.21	41.35
June 30, 2010	24.06	20.40	20.40	March 31, 2015	43.43	39.90	41.44
September 30, 2010	23.15	20.29	23.02	June 30, 2015	43.78	41.36	41.40
December 31, 2010	25.28	22.84	25.18	September 30, 2015	43.67	37.70	39.50
March 31, 2011	27.01	24.69	26.07	December 31, 2015	44.57	39.50	42.83
June 30, 2011	26.84	24.49	25.70	March 31, 2016	44.45	38.71	44.36
September 30, 2011	26.74	22.52	23.57	June 30, 2016	44.70	41.42	43.36
December 30, 2011	26.51	23.04	25.45	September 30, 2016	47.91	43.15	47.78
March 30, 2012	30.44	25.45	30.15	December 31, 2016	49.17	46.02	48.36
June 29, 2012	30.48	27.20	28.75	March 31, 2017	53.43	48.36	53.31
September 28, 2012	31.66	27.90	30.83	June 13, 2017*	57.44	52.37	56.09

* This free writing prospectus includes information for the second calendar quarter of 2017 for the period from April 1, 2017 through June 13, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2017.

The graph below illustrates the daily performance of this Underlying from January 1, 2008 through June 13, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of this Underlying is not indicative of its future performance.

FWP-23

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of each Underlying, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether the Underlyings or any of the entities whose stock is owned by the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Underlyings or one or more of the entities whose stock is owned by the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is owned by the Underlyings and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is owned by an Underlying is or becomes a PFIC or a USRPHC.

FWP-24

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-25

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Contingent
Income Barrier Notes Linked to the
Least Performing of the iShares®
NASDAQ Biotechnology ETF, the
Financial Select Sector SPDR® Fund,
and the Technology Select Sector
SPDR® Fund

June 14, 2017

FREE WRITING PROSPECTUS

Free Writing Prospectus

General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-13
Information Relating to the Underlyings	FWP-17
Events of Default and Acceleration	FWP-24
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-24
U.S. Federal Income Tax Considerations	FWP-24

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ Trustsm, Series 1	S-31
The SPDR® Dow Jones Industrial Average® ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58

FWP-26